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Filed Pursuant to Rule 424(b)(7)
Registration No. 333-197045

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of Registration fee

Common Shares	10,651,896(1)	(1)	(1)	(1)

(1)
$15,218 that was paid with respect to securities registered pursuant to the Registration Statement on Form S-3 (File No. 333-125383) filed by Assured Guaranty Ltd. on May 31, 2005 was applied to Registration Statement on Form S-3 (File No. 333-152890) filed by Assured Guaranty Ltd. on August 8, 2008, of which $5,438 was the fee applied to the registration of 10,651,896 common shares in connection with a Rule 424(b)(7) filing on August 8, 2008 with respect to the registration of the 10,651,896 common shares for sale by selling shareholders, but which remained unsold. Such $5,438 filing fee was applied to Registration Statement on Form S-3 (File No. 333-175534) filed by Assured Guaranty Ltd. on July 13, 2011 ( the "2011 Registration Statement") and specifically was applied under the 2011 Registration Statement in connection with a Rule 424(b)(7) filing on July 11, 2011 with respect to the registration of the same 10,651,896 common shares covered by such prospectus supplement, at which time an additional filing fee was paid bringing the total filing fee with respect to the registration of the same 10,651,896 common shares to $20,332. Of such common shares previously registered under the 2011 Registration Statement, 10,651,896 common shares remain unsold and the related filing fees of $20,332 paid by Assured Guaranty Ltd. in connection with such unsold common shares are being carried forward pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, and the filing fees will continue to be applied to such unsold securities. Accordingly, there is no registration fee due in connection with this prospectus supplement.

Prospectus Supplement
(To Prospectus dated June 26, 2014)

10,651,896 Shares

Assured Guaranty Ltd.

Common Shares

        Investment funds, each with WL Ross Group, L.P. as the managing member of its general partner or otherwise affiliated with WL Ross Group, L.P. (collectively, the "WLR Selling Shareholders"), are offering 10,651,896 of our common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the WLR Selling Shareholders. The common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of the common shares on June 25, 2014 was $25.09 per share.

        See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and in reports we subsequently file with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, which are incorporated by reference herein, to learn about risks you should consider before investing in our common shares.

        Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2014.

        We and the WLR Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

S-2

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the WLR Selling Shareholders have not, authorized anyone to provide you with information that is different. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        References in this prospectus supplement and the accompanying prospectus to "Assured Guaranty," "we," "us," "our" and the "Company," refer to Assured Guaranty Ltd. and, unless the context otherwise requires or unless otherwise stated, its subsidiaries.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common shares in this offering. The WLR Selling Shareholders will receive all of the proceeds from this offering. We have agreed to pay substantially all of the expenses of this offering.

SELLING SHAREHOLDERS

        The WLR Selling Shareholders are collectively offering 10,651,896 of our common shares, representing approximately 5.9% of our common shares outstanding as of May 7, 2014. The following table sets forth the name of each WLR Selling Shareholder and the number of our common shares beneficially held by such WLR Selling Shareholder that may be offered by such WLR Selling Shareholder pursuant to this prospectus supplement.

Selling Shareholder	Number of Common Shares Owned and Offered Hereby
WLR Recovery Fund III, L.P.	895,103
WLR Recovery Fund IV, L.P.	8,498,765
WLR/GS Master Co-Investment, L.P.	461,760
WLR IV Parallel ESC, L.P.	28,266
WLR AGO Co-Invest, L.P.	768,002

        In addition to the common shares offered hereby, the WLR Selling Shareholders own 196,287 of our common shares which were purchased on the open market and in a registered public offering, representing approximately 0.1% of our common shares outstanding as of May 7, 2014.

        Each of the WLR Selling Shareholders is an investment partnership with WL Ross Group, L.P. as the managing member of its general partner or is otherwise affiliated with WL Ross Group, L.P. Wilbur L. Ross, Jr., the managing member of the general partner of WL Ross Group, L.P., is a director of the Company. Mr. Ross owns 19,234 common shares granted to him as annual director retainers, of which 4,170 common shares are still subject to restriction.

S-3

PROSPECTUS

Common Shares

        This prospectus relates to common shares of Assured Guaranty Ltd. to be offered for sale by selling shareholders. The distribution of the common shares by the selling shareholders may be effected from time to time, including:

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  in underwritten public offerings;

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  in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

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  to or through brokers or dealers who may act as principal or agent; or

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  in one or more negotiated transactions.

        The brokers or dealers through or to whom the common shares may be sold may be deemed underwriters of the common shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" for a further description of how the selling shareholders may dispose of the shares covered by this prospectus.

        We will not receive any of the proceeds from sales of the common shares made by the selling shareholders pursuant to this prospectus.

        Our common shares are listed on the New York Stock Exchange under the symbol "AGO." The last reported sale price of the common stock on June 25, 2014 was $25.09 per share.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 26, 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The common shares offered by this prospectus are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes and for the issue and transfer of options, warrants, depositary receipts, rights, loan notes and other securities, subject to the condition that our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder.

        For so long as we have as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of the common shares of Assured Guaranty Ltd. if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares of Assured Guaranty Ltd. and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the Prudential Regulation Authority ("PRA") of its intention to do so. The PRA then has 60 working days to consider that person's application to acquire "control." In considering whether to approve such application, the PRA must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the PRA.

        In this prospectus, references to "dollars" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

i

ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the offered common shares. Each time any selling shareholder sells any of these offered common shares, it will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of that sale. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        This prospectus is part of a registration statement that Assured Guaranty Ltd. ("AGL" and, together with its subsidiaries, "Assured Guaranty," the "Company," "we," "us," or "our") filed with the U.S. Securities and Exchange Commission ("SEC") under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains information that includes or is based upon forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements give the expectations or forecasts of future events of the Company. These statements can be identified by the fact that they do not relate strictly to historical or current facts and relate to future operating or financial performance.

        Any or all of our forward looking statements herein are based on current expectations and the current economic environment and may turn out to be incorrect. Our actual results may vary materially. Among factors that could cause actual results to differ materially are:

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  rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty's subsidiaries have insured;

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  reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance;

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  developments in the world's financial and capital markets that adversely affect obligors' payment rates, Assured Guaranty's loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees);

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  the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures;

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  the failure of Assured Guaranty to realize insurance loss recoveries or damages through loan putbacks, settlement negotiations or litigation;

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  deterioration in the financial condition of Assured Guaranty's reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements;

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  increased competition, including from new entrants into the financial guaranty industry;

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  rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in the Company's investment portfolio and in collateral posted by and to the Company;

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  the inability of Assured Guaranty to access external sources of capital on acceptable terms;

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  changes in the world's credit markets, segments thereof or general economic conditions;

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  the impact of market volatility on the mark-to-market of Assured Guaranty's contracts written in credit default swap form;

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  changes in applicable accounting policies or practices;

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  changes in applicable laws or regulations, including insurance and tax laws;

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  other governmental actions;

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  difficulties with the execution of Assured Guaranty's business strategy;

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  contract cancellations;

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  loss of key personnel;

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  adverse technological developments;

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  the effects of mergers, acquisitions and divestitures;

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  natural or man-made catastrophes;

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  other risks and uncertainties that have not been identified at this time;

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  management's response to these factors; and

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  other risk factors identified in Assured Guaranty's filings with the SEC.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference herein. The Company undertakes no obligation to update publicly or review any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by law. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company's reports filed with the SEC.

        If one or more of these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may vary materially from what the Company projected. Any forward looking statements in this prospectus or in the documents incorporated by reference reflect the Company's current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to its operations, results of operations, growth strategy and liquidity.

        For these statements, the Company claims the protection of the safe harbor for forward looking statements contained in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ASSURED GUARANTY LTD.

        Assured Guaranty Ltd. is a Bermuda-based holding company incorporated in 2003 that provides, through its operating subsidiaries, credit protection products to the United States ("U.S.") and international public finance (including infrastructure) and structured finance markets. The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities; notes issued to finance international infrastructure projects; and asset-backed securities issued by special purpose entities. The Company markets its financial guaranty insurance directly to issuers and underwriters of public finance and structured finance securities as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K"). The Company also guarantees obligations issued in other countries and regions, including Australia and Western Europe. AGL's principal executive offices are at 30 Woodbourne Avenue, Hamilton HM 08 Bermuda, and its telephone number is (441) 279-5700.

        The Company conducts its financial guaranty business on a direct basis from the following companies: Assured Guaranty Municipal Corp. ("AGM"), Assured Guaranty Corp. ("AGC"), Municipal Assurance Corp. ("MAC") and Assured Guaranty (Europe) Ltd. ("AGE"). It also conducts business through Assured Guaranty Re Ltd. ("AG Re"), a Bermuda-based reinsurer. The following is a description of AGL's principal operating subsidiaries:

        Assured Guaranty Municipal Corp.    AGM is located and domiciled in New York, was organized in 1984 and commenced operations in 1985. Since mid-2008, AGM has provided financial guaranty insurance on debt obligations issued in the U.S. public finance and global infrastructure markets. Previously, AGM also offered insurance and reinsurance in the global structured finance market. AGM formerly was named Financial Security Assurance Inc. It was acquired, together with its holding company Financial Security Assurance Holdings Ltd. (renamed Assured Guaranty Municipal Holdings Inc.), and the subsidiaries owned by that holding company, by Assured Guaranty on July 1, 2009.

        Municipal Assurance Corp.    MAC is located and domiciled in New York and was organized in 2008. Assured Guaranty acquired MAC (formerly named Municipal and Infrastructure Assurance Corporation) on May 31, 2012. On July 16, 2013, Assured Guaranty completed a series of transactions that increased the capitalization of MAC and resulted in MAC assuming a portfolio of geographically diversified U.S. public finance exposure from AGM and AGC. Management believes MAC enhances the Company's overall competitive position because:

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  MAC only has exposure to U.S. public finance risk and no exposure to structured finance risk;

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  MAC insures only U.S. public finance risk, focusing on investment grade obligations in select sectors of the municipal market;

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  MAC had approximately $1.5 billion of claims-paying resources as of December 31, 2013, consisting of $834 million of statutory capital and $671 million of statutory unearned premium reserve; and

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  MAC has strong financial strength ratings from two rating agencies: AA+ (stable outlook) from Kroll Bond Rating Agency and AA (stable outlook) from Standard & Poor's Rating Services.

MAC issued its first financial guaranty insurance policy in August 2013.

        Assured Guaranty (Europe) Ltd.    AGE is a U.K. incorporated company licensed as a U.K. insurance company and authorized to operate in various countries throughout the European Economic Area. It was organized in 1990 and issued its first financial guarantee in 1994. AGE issues financial guarantees in both the international public finance and structured finance markets and is the primary entity from which the Company writes business in the European Economic Area. AGE has agreed with its regulator that new business it writes would be guaranteed using a co-insurance structure pursuant to which AGE would co-insure municipal and infrastructure transactions with AGM, and structured finance transactions with AGC. AGE must obtain the approval of the Prudential Regulation Authority before it can guarantee any new structured finance transaction.

        Assured Guaranty Corp.    AGC is located in New York and domiciled in Maryland, was organized in 1985 and commenced operations in 1988. It is the only financial guaranty insurer providing insurance on debt obligations in the global structured finance market. It also guarantees obligations in the U.S. public finance and international infrastructure markets.

        Assured Guaranty Re Ltd.    AG Re is incorporated under the laws of Bermuda in 1996 and is licensed as a Class 3B insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns, indirectly, Assured Guaranty Re Overseas Ltd. ("AGRO"), which is a Bermuda Class 3A and Class C insurer. AG Re and AGRO underwrite financial guaranty reinsurance. They write business as reinsurers of third-party primary insurers and of certain affiliated companies.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling shareholder of the common shares. We will pay all expenses of the registration and sale of the common shares, other than selling discounts and commissions.

DESCRIPTION OF AGL SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. In this section, the "Company," "we," "us" and "our" refer to Assured Guaranty Ltd. and not to any of its subsidiaries.

General

        We have an authorized share capital of $5,000,000 divided into 500,000,000 shares, par value U.S. $0.01 per share, of which 179,629,028 common shares were issued and outstanding as of May 7, 2014, including 47,747 unvested restricted common shares. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of AGL's shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code) of any "United States person" as defined in the Code (a "U.S. Person") and such controlled shares constitute 9.5% or more of the votes conferred by AGL's issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in

AGL's Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to AGL under the Code if AGL was a controlled foreign corporation as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in AGL's Bye-Laws as a "9.5% U.S. Shareholder"). In addition, AGL's board of directors may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of AGL that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). These provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. AGL's Bye-laws provide that AGL will use its best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.

        AGL's board of directors is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts AGL's board of directors may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, AGL's board of directors may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. AGL's board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to AGL, any of its subsidiaries or any of its shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as AGL's board of directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of AGL.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of AGL's common shares would indirectly control the same percentage of the stock of AGL's U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the Prudential Regulation Authority ("PRA") of its intention to do so. The PRA then has 60 working days to consider that person's application to acquire "control." In considering whether to approve such application, the PRA must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the PRA.

Acquisition of Common Shares by AGL

        Under AGL's Bye-Laws and subject to Bermuda law, if AGL's board of directors determines that any ownership of AGL's shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of its shareholders or indirect holders of shares or its affiliates (other than such as AGL's board of directors considers de minimis), AGL has the option, but not the obligation, to require such shareholder to sell to it or to a third party to whom AGL assigns the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the board of directors to represent the shares' fair market value (as defined in AGL's Bye-Laws).

Issuance of Shares

        Subject to AGL's Bye-Laws and Bermuda law, AGL's board of directors has the power to issue any of its unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights and Adjustments," the following provisions are a summary of some of the other important provisions of AGL's Bye-Laws.

        AGL's Board of Directors and Corporate Action.    AGL's Bye-Laws provide that AGL's board of directors shall consist of not less than three and not more than 21 directors, the exact number as determined by the board of directors. AGL's board of directors consists of 11 persons. Directors are elected annually for one-year terms. Shareholders may only remove a director for cause (as defined in AGL's Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs in those events set out in AGL's Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally under AGL's Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of AGL's shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If AGL is required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Ltd. or any other directly held AGL non-U.S. subsidiary, AGL's board of directors shall refer the subject matter of the vote to AGL's shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. AGL's board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than Assured Guaranty (UK) Ltd. and AGRO.

Anti-Takeover Provisions in AGL's Bye-Laws

        AGL's Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of AGL's common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of AGL's common shares if they are viewed as discouraging takeover attempts in the future.

        For example, AGL's Bye-Laws contain the following provisions that could have such an effect:

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  shareholders have limited ability to remove directors;

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  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of AGL, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

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  AGL's board of directors may decline to approve or register the transfer of any common shares on AGL's share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in AGL's Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as AGL's board of directors considers to be de minimis); and

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  subject to any applicable requirements of or commitments to the New York Stock Exchange, AGL's directors may decline to record the transfer of any common shares on AGL's share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to AGL, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to AGL (including modifications adopted pursuant to AGL's Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to AGL and its shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith, with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. AGL's Bye-Laws, however, provide that AGL and each of AGL's shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of AGL (and others identified in the Bye-Laws) for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and AGL's Bye-Laws, a transaction entered into by AGL, in which a director has an interest, will not be voidable by AGL, and such director will not be liable to AGL for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, AGL's Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if

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  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

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  such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or

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  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than liabilities. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, AGL's ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement, as the case may be, to be approved by the company's board of directors and by its shareholders. AGL may, with the approval of AGL's board and, except in the case of amalgamations or mergers with certain affiliated companies, at least 75% of the votes cast at a general meeting of AGL's shareholders at which a quorum is present, amalgamate or merger with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation or merger, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. Delaware law provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary of which it owns at least 90% of each class of capital stock without any shareholder vote (unless the parent corporation if not the surviving corporation). In addition, Delaware law provides that merger agreements may contain a provision eliminating the need for a shareholder vote for a second-step merger following the consummation of a tender or exchange offer, if certain conditions are met. Upon any such mergers, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, AGL may enter into certain business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from AGL's board of directors but without obtaining prior approval from AGL's shareholders. If AGL were a Delaware corporation, it would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of its outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of AGL's assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless AGL had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in AGL's name to remedy a wrong done to it where the act complained of is alleged to be beyond AGL's corporate power or is illegal or would result in the violation of AGL's Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of AGL's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. AGL's Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any AGL director or officer (and others identified in the Bye-Laws) for any action or failure to act in the performance of such person's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such person. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law AGL may, and under AGL's Bye-Laws AGL, will indemnify its directors, officers, any other person appointed to a committee of the board of directors and certain other persons identified in the Bye-Laws (and their respective heirs, executors or administrators) against all actions, costs, charges, losses, damages and expenses incurred or sustained by such person by reason of any act done, concurred in or omitted in the execution of his/her duties or supposed duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if

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  such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

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  with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Under AGL's Bye-Laws, AGL and each of its shareholders agree to waive any claim or right of action, other than those involving fraud or dishonesty, against any of AGL's officers or directors or others identified in AGL's Bye-Laws.

        Inspection of Corporate Records.    Members of the general public have the right to inspect AGL's public documents available at the office of the Registrar of Companies in Bermuda and AGL's registered office in Bermuda, which will include AGL's memorandum of association (including its objects and powers) and any alteration to AGL's memorandum of association and documents relating to any increase or reduction of authorized capital. AGL's shareholders have the additional right to inspect AGL's Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of AGL's shareholders is also open to inspection by shareholders and members of the public without charge. AGL is required to maintain AGL's share register in Bermuda but, as AGL's shares are listed on the New York Stock Exchange and having given the required notice to the Bermuda Registrar of Companies, AGL has established a branch register outside of Bermuda. AGL is required to keep at its registered office a register of AGL's directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. AGL's Bye-Laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under AGL's Bye-Laws, a special general meeting may be called by AGL's President or by AGL's Chairman or by two of AGL's directors or any of AGL's directors and AGL's secretary or by AGL's board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of AGL as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company. AGL's Bye-laws require that the written consent of 100% of the shareholders is required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Bye-Laws.    Consistent with the Companies Act, our Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Under Delaware law, amendment of the certificate of incorporation of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

Listing

        AGL's common shares are listed on the New York Stock Exchange under the trading symbol "AGO."

Transfer Agent and Registrar

        The transfer agent and registrar for AGL's common shares is Computershare, Shareholder correspondence for Computershare should be mailed to P.O. Box 30170, College Station TX 77842-3170; overnight correspondence for Computershare should be sent to 211 Quality Circle. Suite 210, College Station TX 77845.

MATERIAL TAX CONSIDERATIONS

        The following summary of the taxation of us and our shareholders, is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman Limited, special Bermuda legal counsel, (ii) "United States Taxation" is based upon the advice of Mayer Brown LLP and (iii) "United Kingdom Taxation" is based upon the advice of Mayer Brown International LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to the ownership of our common shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII (as defined below), amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of AGL and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by us concerning our business and properties, ownership, organization, source of income and manner of operation. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of AGL and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

Taxation of AGL and Subsidiaries

  Bermuda

        Under current Bermuda law, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AGL or its Bermuda subsidiaries. AGL, AG Re and AGRO have each obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to AGL, AG Re or AGRO or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda, or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any land leased to AGL, AG Re or AGRO. AGL, AG Re and AGRO each pays annual Bermuda government fees, and AG Re and AGRO pay annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

  United States

        AGL has conducted and intends to continue to conduct substantially all of its foreign operations outside the U.S. and to limit the U.S. contacts of AGL and its foreign subsidiaries (except AGRO and AGE, which have elected to be taxed as U.S. corporations) so that they should not be engaged in a trade or business in the U.S. A foreign corporation, such as AG Re, that is deemed to be engaged in a trade or business in the United States would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation would generally be entitled to deductions and credits only if it timely files a U.S. federal income tax return. AGL, AG Re and certain of the other foreign subsidiaries have and will continue to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

        Under the income tax treaty between the U.S. and the U.K. (the "U.K. Treaty"), AGL would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. AGL intends to conduct its activities so that it does not have a permanent establishment in the United States. It is AGL's opinion that it will qualify for the benefits of the U.K. Treaty.

        Under the income tax treaty between Bermuda and the U.S. (the "Bermuda Treaty"), a Bermuda insurance company would not be subject to U.S. income tax on income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the U.S. AG Re and AGRO currently intend to conduct their activities so that they do not have a permanent establishment in the U.S.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the U.S. or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the U.S. or Bermuda nor U.S. citizens.

        Foreign insurance companies carrying on an insurance business within the U.S. have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If AG Re or another of the Company's Bermuda subsidiaries is considered to be engaged in the conduct of an insurance business in the U.S. and is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Internal Revenue Code of 1986, as amended (the "Code"), could subject a significant portion of AG Re's or another of the Company's Bermuda subsidiary's investment income to U.S. income tax.

        Foreign corporations not engaged in a trade or business in the U.S., and those that are engaged in a U.S. trade or business with respect to their non-effectively connected income are nonetheless subject to U.S. withholding tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the U.S. (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The standard non-treaty rate of U.S. withholding tax is currently 30%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income. The U.K. Treaty reduces or eliminates U.S. withholding tax on certain

U.S. sourced investment income (to 5% or 0%), including dividends from U.S. companies to U.K. resident persons entitled to the benefit of the U.K. Treaty.

        The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers with respect to risk of a U.S. person located wholly or partly within the U.S. or risks of a foreign person engaged in a trade or business in the U.S. which are located within the U.S. The rates of tax applicable to premiums paid are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

        AGRO and AGE have elected to be treated as U.S. corporations for all U.S. federal tax purposes and, as such, each of AGRO and AGE, together with AGL's U.S. subsidiaries, is subject to taxation in the U.S. at regular corporate rates.

        If AGRO were to pay dividends to its U.S. holding company parent and that U.S. holding company were to pay dividends to its Bermudian parent AG Re, such dividends would be subject to U.S. withholding tax at a rate of 30%.

        None of AGL or its principal subsidiaries will be subject to any additional U.S. taxes, including withholding tax, as a result of AGL becoming a U.K. tax resident.

  United Kingdom

        In November 2013, AGL became tax resident in the U.K. AGL will remain a Bermuda-based company and its administrative and head office functions will continue to be carried on in Bermuda. The AGL common shares will not change and will continue to be listed on the New York Stock Exchange.

        As a company that is not incorporated in the U.K., AGL will be considered tax resident in the U.K. only if it is "centrally managed and controlled" in the U.K. Central management and control constitutes the highest level of control of a company's affairs. Effective November 6, 2013, the AGL board of directors currently intends to manage the affairs of AGL in such a way as to establish and maintain its status as a company that is tax resident in the U.K.

        As a U.K. tax resident company, AGL is subject to the tax rules applicable to companies resident in the U.K., including the benefits afforded by the U.K.'s tax treaties.

        As a U.K. tax resident, AGL is required to file a corporation tax return with Her Majesty's Revenue & Customs ("HMRC"). AGL will be subject to U.K. corporation tax in respect of its worldwide profits (both income and capital gains), subject to any applicable exemptions or reliefs. The main rate of corporation tax is 21% currently; such rate is scheduled to fall to 20% as of April 1, 2015. AGL has also registered in the U.K. to report its value added tax ("VAT") liability. The current rate of VAT is 20%.

        Assured Guaranty does not expect that becoming U.K. tax resident will result in any material change in the group's overall current tax charge. Assured Guaranty expects that the dividends AGL receives from its direct subsidiaries will be exempt from U.K. corporation tax due to the exemption in section 931D of the U.K. Corporation Tax Act 2009. In addition, any dividends paid by AGL to its shareholders should not be subject to any withholding tax in the U.K. The U.K. government implemented a new tax regime for "controlled foreign companies" ("CFC regime") effective January 1, 2013, stating an intention to target more accurately profits that should be subject to U.K. taxation and to improve the attractiveness of the U.K. as a location for a holding company of a multinational group. The non-U.K. resident subsidiaries intend to operate in such a manner that their profits are outside the scope of the CFC regime charge. Accordingly, Assured Guaranty does not expect any profits of non-U.K. resident members of the group to be attributed to AGL and taxed in the U.K. under the

CFC regime and has obtained clearance from HMRC confirming this on the basis of current facts and intentions.

Taxation of Shareholders

  Bermuda Taxation

        Currently, there is no Bermuda capital gains tax, or withholding or other tax payable on principal, interest or dividends paid to the holders of the AGL common shares.

  United States Taxation

        This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the U.S. or any foreign government.

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of AGL's shares. Unless otherwise stated, this summary deals only with holders that are U.S. Persons (as defined below) who purchase their shares and who hold their shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, special rules apply to certain shareholders, such as partnerships, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons that do not hold their securities in the U.S. dollar, persons who are considered with respect to AGL or any of its foreign subsidiaries as "United States shareholders" for purposes of the controlled foreign corporation ("CFC") rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of AGL or the stock of any of AGL's foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle. Any such shareholder should consult their tax advisor.

        If a partnership holds AGL's shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership owning AGL's shares should consult their tax advisers.

        For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the U.S., (ii) a partnership or corporation, created or organized in or under the laws of the U.S., or organized under any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Taxation of Distributions.    Subject to the discussions below relating to the potential application of the CFC, related person insurance income ("RPII") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to AGL's shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of AGL (as computed using U.S. tax principles). Dividends paid by AGL to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed AGL's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

        AGL believes dividends paid by AGL on its common shares to non-corporate holders will be eligible for reduced rates of tax at the rates applicable to long-term capital gains as "qualified dividend income," provided that AGL is not a PFIC and certain other requirements, including stock holding period requirements, are satisfied.

        Classification of AGL or its Foreign Subsidiaries as a Controlled Foreign Corporation.    Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation's taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. AGL believes that because of the dispersion of AGL's share ownership, provisions in AGL's organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who owns shares of AGL directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of AGL or any of its foreign subsidiaries. It is possible, however, that the Internal Revenue Service ("IRS") could challenge the effectiveness of these provisions and that a court could sustain such a challenge. In addition, the direct and indirect subsidiaries of AGUS are characterized as CFCs and any subpart F income generated will be included in the gross income of the applicable domestic subsidiaries in the AGL group.

        The RPII CFC Provisions.    The following discussion generally is applicable only if the RPII of AG Re or any other foreign insurance subsidiary that has not made an election under section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes or are CFCs owned directly or indirectly by AGUS (each a "Foreign Insurance Subsidiary" or collectively, with AG Re, the "Foreign Insurance Subsidiaries") determined on a gross basis, is 20% or more of the Foreign Insurance Subsidiary's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which the Foreign Insurance Subsidiary's gross RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although the Company cannot be certain, it believes that each Foreign Insurance Subsidiary has been, in prior years of operations, and will be, for the foreseeable future, either below the 20% threshold or in compliance with the requirements of 20% Ownership Exception for each tax year.

        RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a Foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of AGL's common shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A Foreign Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of AGL by vote or value.

        RPII Exceptions.    The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the stock of AGL (the "20% Ownership Exception") is owned (directly or indirectly through entities) by persons who are (directly or indirectly) insured under any policy of insurance or reinsurance issued by a Foreign Insurance Subsidiary or related persons to any such person, (ii) RPII, determined on a gross basis, is less than 20% of a Foreign Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception"), (iii) a Foreign Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) a Foreign Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Foreign Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in AGL (and therefore, indirectly, in a Foreign Insurance Subsidiary) on the last day of AGL's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which a Foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of a Foreign Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. The Foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for either the 20% Gross Income Exception or 20% Ownership Exception.

        Computation of RPII.    For any year in which a Foreign Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, AGL may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent AGL is unable to determine whether a beneficial owner of shares is a U.S. Person, AGL may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If a Foreign Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

        Apportionment of RPII to U.S. Holders.    Every RPII shareholder who owns shares on the last day of any taxable year of AGL in which a Foreign Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of a Foreign Insurance Subsidiary's RPII for the portion of the taxable year during which the Foreign Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of the Foreign Insurance Subsidiary's RPII.

        Basis Adjustments.    An RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by AGL out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

        Uncertainty as to Application of RPII.    The RPII provisions are complex and have never been interpreted by the courts or the Treasury Department in final regulations; regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to the Foreign Insurance Subsidiaries is uncertain. In addition, the Company cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor which does business with a Foreign Insurance Subsidiary and is considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

        Information Reporting.    Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation and who owned the stock on the last day of that year; and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which AGL determines that the 20% Gross Income Exception and the 20% Ownership Exception does not apply, AGL will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties. In addition, U.S. shareholders should consult their tax advisors with respect to other information reporting requirements that may be applicable to them.

        For taxable years beginning after March 18, 2010, the Code requires that any individual owning an interest in "specified foreign financial assets," including an interest in a foreign entity (such as AGL) that is not held in an account maintained by a financial institution, the value of which in the aggregate exceeds certain thresholds, attach IRS Form 8938 to his or her tax return for the year that provides detailed disclosure of such assets. Penalties may be assessed for failure to comply. Future guidance is expected to provide that certain domestic entities would also be subject to this reporting requirement in the future.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances.

        Dispositions of AGL's Shares.    Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). The Company believes that because of the dispersion of AGL's share ownership, provisions in AGL's organizational documents that limit voting power and other factors that no U.S. shareholder of AGL should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of AGL; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of AGL's shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, AGL will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. The Company believes, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of AGL's shares because AGL will not be directly engaged in the insurance business. The Company cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

        U.S. shareholders of AGL will not be subject to any additional U.S. taxes, including withholding tax, as a result of AGL becoming U.K. tax resident.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its "assets produce passive income (the "50% test").

        If AGL were characterized as a PFIC during a given year, each U.S. Person holding AGL's shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such person (i) is a 10% U.S. Shareholder and AGL is a CFC or (ii) made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that AGL would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if AGL were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the common shares during the three preceding taxable years (or shorter period during which the taxpayer held common shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the common shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by AGL to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income.

        For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income..." and as if it "held its proportionate share of the assets..." of any other corporation in which it owns at least 25% of the value of the stock.

        The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The Company expects, for purposes of the PFIC rules, that each of AGL's insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of AGL's insurance subsidiaries should be treated as passive. Additionally, the Company expects that in each year of operations the passive income and assets of AGL's non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of AGL and its subsidiaries. Under the look-through rule AGL should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, the Company believes that AGL was not and should not be treated as a PFIC. The Company cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

        Foreign tax credit.    If U.S. Persons own a majority of AGL's common shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by AGL (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. The Company will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "general" income.

Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

        Information Reporting and Backup Withholding on Distributions and Disposition Proceeds.    Information returns may be filed with the IRS in connection with distributions on AGL's common shares and the proceeds from a sale or other disposition of AGL's common shares unless the holder of AGL's common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

        Changes in U.S. Federal Income Tax Law Could Materially Adversely Affect AGL or AGL's Shareholders.    Legislation has been introduced from time to time in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the U.S. but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on AGL or AGL's shareholders.

        Additionally, tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to an insurance company. Additionally, the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. The Company cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

  United Kingdom Taxation

        The following discussion is intended to be only a general guide to certain U.K. tax consequences of holding AGL common shares, under current law and the current practice of HMRC, either of which is subject to change at any time, possibly with retrospective effect. Except where otherwise stated, this discussion applies only to shareholders who are not (and have not recently been) resident or (in the case of individuals) domiciled for tax purposes in the U.K., who hold their AGL common shares as an investment and who are the absolute beneficial owners of their common shares. This discussion may not apply to certain shareholders, such as dealers in securities, life insurance companies, collective investment schemes, shareholders who are exempt from tax and shareholders who have (or are deemed to have) acquired their shares by virtue of an office or employment. Such shareholders may be subject to special rules.

        The following statements do not purport to be a comprehensive description of all the U.K. considerations that may be relevant to any particular shareholder. Any person who is in any doubt as to their tax position should consult an appropriate professional tax adviser.

        AGL's Tax Residency.    AGL is not incorporated in the U.K., but effective November 6, 2013, the AGL Board of Directors currently intends to manage the affairs of AGL in such a way as to establish and maintain its status as a company that is tax resident in the U.K.

        Dividends.    Under current U.K. tax law, AGL is not required to withhold tax at source from dividends paid to the holders of the AGL common shares.

        Capital gains.    U.K. tax is not normally charged on any capital gains realized by non-U.K. shareholders in AGL unless, in the case of a corporate shareholder, at or before the time the gain accrues, the shareholding is used in or for the purposes of a trade carried on by the non-resident shareholder through a permanent establishment in the U.K. or for the purposes of that permanent establishment. Similarly, an individual shareholder who carries on a trade, profession or vocation in the U.K. through a branch or agency may be liable for U.K. tax on the gain if such shareholder disposes of shares that are, or have been, used, held or acquired for the purposes of such trade, profession or vocation or for the purposes of such branch or agency. This treatment applies regardless of the U.K. tax residence status of AGL.

        Stamp Taxes.    On the basis that AGL does not currently intend to maintain a share register in the U.K., there should be no U.K. stamp duty reserve tax on a purchase of common shares in AGL. A conveyance or transfer on sale of common shares in AGL will not be subject to U.K. stamp duty provided that the instrument of transfer is not executed in the U.K. and does not relate to any property situate, or any matter or thing done, or to be done, in the U.K.

SELLING SHAREHOLDERS

        The selling shareholders will be identified in supplements hereto.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

        The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

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  in privately negotiated transactions;

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  through broker-dealers, who may act as agents or principals;

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  in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  through one or more underwriters on a firm commitment or best-efforts basis;

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  directly to one or more purchasers;

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  in short sales;

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  through the writing of options on the common shares;

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  through agents; or

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  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

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  purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

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  ordinary brokerage transactions; or

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  transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

        In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

        Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain matters as to U.K. law in connection with this offering will be passed upon for us by Mayer Brown International LLP, London, United Kingdom.

 ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
LAWS AND OTHER MATTERS

        AGL is organized under the laws of Bermuda. In addition, some of AGL's directors and officers reside outside the United States, and a portion of their assets and AGL's assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon AGL or its non-U.S. directors and officers or to recover against AGL or its non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against AGL or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on AGL or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, AGL may be served with process in the United States with respect to actions against AGL arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving AGL's U.S. agent irrevocably appointed for that purpose.

        AGL has been advised by Conyers Dill & Pearman Limited, AGL's special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against AGL or its directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against AGL or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would likely enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that the Bermuda court was satisfied that each of the following conditions was met:

  •
  the U.S. court had proper jurisdiction over the parties subject to such judgment;

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  the U.S. court did not contravene the rules of natural justice of Bermuda;

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  the judgment of the U.S. court was not obtained by fraud;

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  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

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  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

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  there is due compliance with the correct procedures under the laws of Bermuda.

        Further, AGL has been advised by Conyers Dill & Pearman Limited that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against AGL based upon such judgments.

 WHERE YOU CAN FIND MORE INFORMATION

        AGL files annual, quarterly and special reports, proxy statements and other information with the SEC. AGL's filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document AGL files in the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like AGL, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents AGL files under the Exchange Act is 001-32141. AGL's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        AGL is allowed to "incorporate by reference" information filed with the SEC, which means that AGL can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that AGL files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. AGL incorporates by reference the documents listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that AGL sells all of the securities offered by this prospectus:

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  Annual Report on Form 10-K for the year ended December 31, 2013;

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  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014;

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  Current Reports on Form 8-K filed on April 14, 2014, May 12, 2014, May 30, 2014 (only the Form 8-K that was filed, as opposed to furnished, on such date) and June 20, 2014; and

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  The description of AGL's common shares contained in the Registration Statement on Form 8-A, dated April 15, 2004, filed with the SEC under Section 12(b) of the Exchange Act.

        You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Investor Relations
Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM 08 Bermuda
Telephone: (441) 279-5700